Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-184770

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
2.200% Senior Notes due 2019	$400,000,000	99.947%	$399,788,000	$51,520
3.875% Senior Notes due 2024	$550,000,000	99.192%	$545,556,000	$70,840
5.250% Senior Debentures due 2044	$550,000,000	99.831%	$549,070,500	$70,840

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)	Paid herewith.

PROSPECTUS SUPPLEMENT

(To prospectus dated November 5, 2012)

$1,500,000,000

VIACOM INC.

$400,000,000 2.200% Senior Notes due 2019

$550,000,000 3.875% Senior Notes due 2024

$550,000,000 5.250% Senior Debentures due 2044

The senior notes due 2019 (the “2019 senior notes”) will bear interest at 2.200% per year and will mature on April 1, 2019. The senior notes due 2024 (the “2024 senior notes,” and together with the 2019 senior notes, the “senior notes”) will bear interest at 3.875% per year and will mature on April 1, 2024. The senior debentures due 2044 (the “senior debentures,” and together with the senior notes, the “senior notes and debentures”) will bear interest at 5.250% per year and will mature on April 1, 2044. We will pay interest on the senior notes and debentures semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2014. At any time and from time to time in the case of the 2019 senior notes, at any time and from time to time prior to January 1, 2024, in the case of the 2024 senior notes, and at any time and from time to time prior to October 1, 2043, in the case of the senior debentures, we may redeem either series of the senior notes and/or the senior debentures, in whole or in part, at a redemption price equal to their principal amount plus the applicable premium, if any, and accrued and unpaid interest to the redemption date. In addition, commencing on January 1, 2024, we may redeem the 2024 senior notes in whole or in part, and commencing on October 1, 2043, we may redeem the senior debentures in whole or in part, at a redemption price equal to 100% of the principal amount of the 2024 senior notes or senior debentures, as the case may be, to be redeemed, plus accrued and unpaid interest to the date of redemption. If we experience a change of control repurchase event and have not otherwise elected to redeem the outstanding senior notes and debentures, we will make an offer to each holder of the senior notes and debentures to repurchase all or any part of such holder’s senior notes and debentures as described under the caption “Description of the Senior Notes and Debentures — Purchase of Senior Notes and Debentures upon a Change of Control Repurchase Event.” The senior notes and debentures do not provide for a sinking fund.

The senior notes and debentures will be unsecured senior obligations of Viacom Inc. and will rank equally with Viacom Inc.’s other existing and future unsecured senior obligations.

Investing in the senior notes and debentures involves risks that are described in the “Risk Factors” sections of our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 (our “2013 Form 10-K”) and our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013 (our “Q1 2014 Form 10-Q”), filed with the Securities and Exchange Commission (the “SEC”), and on page S-6 of this prospectus supplement.

	Per 2019 Senior Note	Total	Per 2024 Senior Note	Total	Per Senior Debenture	Total
Price to Public(1)	99.947%	$399,788,000	99.192%	$545,556,000	99.831%	$549,070,500
Underwriting Discounts and Commissions(2)	0.350%	$1,400,000	0.450%	$2,475,000	0.875%	$4,812,500
Proceeds to Viacom (before expenses)	99.597%	$398,388,000	98.742%	$543,081,000	98.956%	$544,258,000

(1)	Plus accrued interest, if any, from March 11, 2014 if settlement occurs after that date.
(2)	The underwriters have agreed to reimburse us for certain of our expenses relating to this offering. See “Underwriting.”

Neither the SEC nor any state securities commission has approved or disapproved of the senior notes and debentures or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that the senior notes and debentures will be ready for delivery only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, against payment in New York, New York on or about March 11, 2014.

Joint Book-Running Managers

Deutsche Bank Securities	Morgan Stanley	Wells Fargo Securities

Mizuho Securities	SMBC Nikko

Co-Managers

Lloyds Securities	US Bancorp

The Williams Capital Group, L.P.	BNY Mellon Capital Markets, LLC	Santander Banca IMI

The date of this prospectus supplement is March 4, 2014

Prospectus Supplement

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. The accompanying prospectus is part of a shelf registration statement that we filed with the SEC on November 5, 2012. Under the shelf registration process, from time to time, we may offer and sell debt securities, preferred stock, warrants representing rights to purchase our debt securities or preferred stock, our class A common stock, or our class B common stock, or any combination thereof, in one or more offerings.

In this prospectus supplement we use the terms “Viacom,” “we,” “us,” and “our” and similar words to refer to Viacom Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context requires otherwise. References to “securities” include any security that we might offer under this prospectus supplement and the accompanying prospectus. References to “$” and “dollars” are to United States dollars.

We have not authorized anyone to provide any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or in any free writing prospectus is accurate as of any date other than the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since such dates.

Some of the market and industry data contained or incorporated by reference in this prospectus supplement are based on independent industry publications or other publicly available information, while other information is based on internal studies. Although we believe that these independent sources and our internal data are reliable as of their respective dates, the information contained in them has not been independently verified. As a result, you should be aware that the market and industry data contained in this prospectus supplement, and beliefs and estimates based on such data, may not be reliable.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect our current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause future results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the public acceptance of our programs, motion pictures and other entertainment content on the various platforms on which they are distributed; technological developments and their effect in our markets and on consumer behavior; competition for audiences and distribution; the impact of piracy; economic conditions generally, and in advertising and retail markets in particular; fluctuations in our results due to the timing, mix and availability of our motion pictures and other programming; changes in the Federal communications laws and regulations; other domestic and global economic, business, competitive and/or regulatory factors affecting our businesses generally; and other factors described in our news releases and filings with the SEC, including but not limited to our reports on Form 10-K, Form 10-Q and Form 8-K, and in the section entitled “Risk Factors” on page S-6 of this prospectus supplement. The forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus are made only as of the dates of the respective documents, and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

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SUMMARY

The following is a summary of certain information explained in more detail elsewhere in or incorporated by reference into this prospectus supplement. In addition to this summary, you should read the entire document carefully, including (1) the risks relating to Viacom’s businesses discussed in the “Risk Factors” sections of our 2013 Form 10-K and our Q1 2014 Form 10-Q and the risks relating to investing in the senior notes and debentures discussed on page S-6 of this prospectus supplement, and (2) the consolidated financial statements and the related notes thereto in our 2013 Form 10-K and the unaudited consolidated financial statements and the related notes thereto in our Q1 2014 Form 10-Q, each of which is incorporated by reference herein.

Viacom Inc.

Viacom is a leading global entertainment content company that connects with audiences in over 160 countries and territories and creates compelling television programs, motion pictures, short-form video, apps, games, consumer products, social media and other entertainment content. With media networks reaching approximately 700 million households worldwide, Viacom’s leading brands include MTV®, VH1®, CMT®, Logo®, BET®, CENTRIC®, Nickelodeon®, Nick Jr.®, TeenNick®, Nicktoons®, Nick at Nite®, COMEDY CENTRAL®, TV Land®, SPIKE®, Tr3s®, Paramount Channel™ and VIVA™, among others. Paramount Pictures®, America’s oldest film studio, is a major global producer and distributor of filmed entertainment.

We were organized as a Delaware corporation in 2005 and our principal offices are located at 1515 Broadway, New York, New York 10036. Our telephone number is (212) 258-6000 and our website is www.viacom.com. Information included on or accessible through our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the senior notes and debentures, see “Description of the Senior Notes and Debentures” on page S-9 of this prospectus supplement.

Issuer	Viacom Inc.

Securities offered	$1,500,000,000 aggregate principal amount of senior notes and debentures, consisting of:

•	$400,000,000 aggregate principal amount of 2.200% senior notes due 2019,

•	$550,000,000 aggregate principal amount of 3.875% senior notes due 2024, and

•	$550,000,000 aggregate principal amount of 5.250% senior debentures due 2044.

Maturity	The 2019 senior notes will mature on April 1, 2019.

The 2024 senior notes will mature on April 1, 2024.

The senior debentures will mature on April 1, 2044.

Interest	Interest on the 2019 senior notes will accrue at the rate of 2.200% per year. Interest on the 2024 senior notes will accrue at the rate of 3.875% per year. Interest on the senior debentures will accrue at the rate of 5.250% per year. Interest on the senior notes and debentures will be payable semi-annually in arrears on each April 1 and October 1, beginning on October 1, 2014.

Ranking	The senior notes and debentures will be unsecured senior obligations of Viacom Inc. and will rank equally with all of Viacom Inc.’s existing and future unsecured senior obligations. As of December 31, 2013, Viacom Inc. had approximately $11.698 billion of indebtedness outstanding as senior notes and senior debentures, and no amounts were outstanding under its commercial paper program or revolving credit facility due 2017.

The senior notes and debentures will be structurally subordinated to all obligations of our subsidiaries including claims with respect to trade payables. As of December 31, 2013, our direct and indirect subsidiaries and other consolidated entities had $188 million of indebtedness outstanding, including capital lease obligations.

Sinking fund	None.

Optional redemption

At any time on or after January 1, 2024 for the 2024 senior notes (three months prior to their maturity date) and at any time on or after October 1, 2043 for the senior debentures (six months prior to their maturity date), the 2024 senior notes and/or the senior debentures may be redeemed in whole or in part, at our option, at a redemption price equal to 100% of their principal amount to be redeemed, plus accrued and unpaid interest to the date of redemption.

At any time and from time to time in the case of the 2019 senior notes, at any time and from time to time prior to January 1, 2024, in the case of the 2024 senior notes, and at any time and from time to time prior to October 1, 2043, in the case of the senior debentures, we may redeem either series of the senior notes and/or the senior debentures, in whole or in part, at a redemption price equal to their principal amount plus the applicable premium, if any, and accrued and unpaid interest to the redemption date. See “Description of the Senior Notes and Debentures — Optional Redemption.”

Repurchase upon a change of control repurchase event	Upon the occurrence of both a change of control of Viacom Inc. and a downgrade of either series of senior notes or the senior debentures, as the case may be, below an investment grade rating by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Ratings, Ltd. within a specified period, we will make an offer to repurchase all or any part of each holder’s senior notes or senior debentures, as the case may be, at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Senior Notes and Debentures — Purchase of Senior Notes and Debentures upon a Change of Control Repurchase Event.”

Certain covenants	We will issue the senior notes and debentures under an indenture that will, among other things, limit our ability to:

•	consolidate, merge or sell all or substantially all of our assets;

•	create liens; and

•	enter into sale and leaseback transactions.

All of these limitations will be subject to a number of important qualifications and exceptions. See “Description of the Senior Notes and Debentures.”

Use of proceeds	We intend to use the proceeds from this offering, after deducting underwriting discounts and commissions and our other fees and expenses related to this offering, for general corporate purposes, including, but not limited to, the repayment of outstanding indebtedness, which includes redemption of $600 million aggregate principal amount of our 4.375% Senior Notes due 2014 and borrowings under our commercial paper program, and the repurchase of shares under our share repurchase program. See “Use of Proceeds.”

Conflicts of interest

Affiliates of certain of the underwriters may have holdings under our commercial paper program. As described in “Use of Proceeds,” some of the net proceeds of this offering may be used for the repayment of outstanding indebtedness, which includes borrowings under our commercial paper program. Because more than 5% of the proceeds of this offering, not including underwriting discounts and commissions, may be received by affiliates of certain of the underwriters in this offering, this offering is being conducted in compliance with the requirements of FINRA Rule 5121, as administered by the Financial Industry Regulatory Authority, Inc. Pursuant to this rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of debt securities that are investment grade rated.

Governing law	The senior notes and debentures and the indenture under which they will be issued will be governed by New York law.

Risk factors	See the risks that are described in the “Risk Factors” sections of our 2013 Form 10-K and our Q1 2014 Form 10-Q, and on page S-6 of this prospectus supplement for a discussion of the factors you should consider carefully before deciding to invest in the senior notes and debentures.

SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

The following tables present our summary selected consolidated financial data. The summary selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes thereto and the related “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our 2013 Form 10-K and in our Q1 2014 Form 10-Q, each of which is incorporated by reference herein. The unaudited consolidated statement of earnings data for the three months ended December 31, 2013 and 2012 and the unaudited balance sheet data as of December 31, 2013 are derived from our Q1 2014 Form 10-Q, have been prepared on a basis consistent with our audited consolidated financial statements and in the opinion of management, reflect all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of our results of operations, financial position and cash flows for the periods presented.

Consolidated Statement of Earnings Data

(in millions, except per share amounts)

	Quarter Ended December 31,		Year Ended September 30,
	2013	2012	2013	2012	2011
	(unaudited)	(unaudited)
Revenues	$3,197	$3,314	$13,794	$13,887	$14,914
Operating income	$960	$797	$3,836	$3,901	$3,710
Net earnings from continuing operations	$557	$482	$2,449	$2,385	$2,183
Net earnings from continuing operations attributable to Viacom	$547	$473	$2,407	$2,345	$2,146
Net earnings from continuing operations per share attributable to Viacom:
Basic	$1.23	$0.94	$4.95	$4.42	$3.65
Diluted	$1.20	$0.93	$4.86	$4.36	$3.61
Weighted average number of common shares outstanding:
Basic	444.9	501.5	486.2	530.7	587.3
Diluted	454.0	509.1	494.8	537.5	594.3
Dividends declared per share of Class A and Class B common stock	$0.30	$0.275	$1.15	$1.05	$0.80

Consolidated Balance Sheet Data

(in millions)

	As of December 31, 2013	As of September 30,
		2013	2012
	(unaudited)
Total assets	$22,778	$23,829	$22,250
Total debt	$11,886	$11,885	$8,149
Total Viacom stockholders’ equity	$4,802	$5,193	$7,448
Total equity	$4,799	$5,190	$7,439

RISK FACTORS

You should consider carefully all of the information set forth in this prospectus supplement, in the accompanying prospectus and any documents incorporated by reference herein and, in particular, the risk factors described below, and described in our 2013 Form 10-K and our Q1 2014 Form 10-Q. The risks described below, and described in our 2013 Form 10-K and our Q1 2014 Form 10-Q, each of which is incorporated by reference herein, are considered to be the most material but are not the only ones we are facing. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

The Senior Notes and Debentures Will Be Structurally Subordinated to All Obligations of Our Subsidiaries

The senior notes and debentures will not be guaranteed by our subsidiaries, and therefore they will be structurally subordinated to all existing and future indebtedness and other obligations of our subsidiaries, including claims with respect to trade payables. As of December 31, 2013, our direct and indirect subsidiaries and other consolidated entities had $188 million of indebtedness outstanding, including capital lease obligations. The indenture for the senior notes and debentures will not prohibit or limit any of our subsidiaries from incurring any indebtedness or other obligations. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, following payment by the subsidiary of its liabilities, the subsidiary may not have sufficient assets to make payments to us.

An Active Trading Market for the Senior Notes and Debentures May Not Develop or Be Sustained

The senior notes and debentures are new securities for which there currently is no market. We have not listed and do not intend to list either series of senior notes or the senior debentures on any U.S. national securities exchange or quotation system. Although the underwriters have advised us that they currently intend to make a market in the senior notes and debentures after completion of the offering, they have no obligation to do so, and such market-making activities may be discontinued at any time and without notice. We cannot assure you that any market for either series of senior notes or the senior debentures will develop or be sustained. If an active market is not developed or sustained, the market price and liquidity of the senior notes and debentures may be adversely affected.

USE OF PROCEEDS

We estimate that the net proceeds from this offering of the senior notes and debentures after deducting the underwriting discounts and commissions and our other offering fees and net expenses will be approximately $1.484 billion. We intend to use the proceeds from this offering, after deducting fees and expenses related to this offering, for general corporate purposes, including, but not limited to, the repayment of outstanding indebtedness, which includes redemption of $600 million aggregate principal amount of our 4.375% Senior Notes due 2014 and borrowings under our commercial paper program, and the repurchase of shares under our share repurchase program. As of March 3, 2014, our outstanding commercial paper had a weighted average interest rate of 0.23% and a weighted average maturity of less than 30 days.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is information concerning our ratio of earnings to fixed charges. For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, adjusted for equity in earnings or losses of affiliate companies, plus distributed income of equity affiliates and fixed charges. Fixed charges are defined as interest expense and one-third of gross rent expense relating to operating leases, which is deemed to be representative of interest.

	Quarter Ended December 31, 2013	Year Ended September 30,			Nine Months Ended September 30, 2010	Year Ended December 31, 2009
		2013	2012	2011
Ratio of Earnings to Fixed Charges	5.9x	7.6x	8.0x	7.6x	6.0x	6.0x

CAPITALIZATION

The following table sets forth our cash and cash equivalents and consolidated capitalization as of December 31, 2013 on an as reported basis and as adjusted for the issuance of the senior notes and debentures and the use of the net proceeds therefrom as described under “Use of Proceeds,” after deducting the underwriting discounts and commissions and our other offering fees and net expenses. This table should be read together with our unaudited consolidated financial statements and the related notes thereto in our Q1 2014 Form 10-Q.

	As of December 31, 2013
(in millions)	As Reported	As Adjusted
Cash and cash equivalents(1)	$1,417	$2,290

Debt (including current portion):
Existing Senior Notes and Senior Debentures(2)	$11,698	$11,099
Capital leases and other obligations	188	188
2.200% Senior Notes due 2019 offered hereby	—	400
3.875% Senior Notes due 2024 offered hereby	—	546
5.250% Senior Debentures due 2044 offered hereby	—	549

Total debt	11,886	12,782
Redeemable noncontrolling interest	206	206
Total equity(3)	4,799	4,788

Total capitalization	$16,891	$17,776

(1)

As adjusted reflects the reported amount plus $1.484 billion of cash received from our issuance of $1.5 billion aggregate principal amount of senior notes and debentures offered hereby, minus the estimated cash payments of $611 million (which includes a make-whole amount) that will be made to redeem $600 million aggregate principal amount of our 4.375% Senior Notes due 2014.

(2)

As adjusted reflects the reported amount minus $600 million aggregate principal amount ($599 million carrying amount) of our 4.375% Senior Notes due 2014 to be redeemed using a portion of the net proceeds from the senior notes and debentures offered hereby.

(3)	As adjusted reflects the reported amount minus an estimated $11 million make-whole amount for the redemption of our 4.375% Senior Notes due 2014.

DESCRIPTION OF THE SENIOR NOTES AND DEBENTURES

General

The 2019 senior notes, 2024 senior notes and senior debentures offered hereby will each be issued as separate series of debt securities under an indenture dated as of April 12, 2006 (the “base indenture”), as supplemented from time to time and as further supplemented by a seventeenth supplemental indenture to be dated as of March 11, 2014 between Viacom Inc., as issuer (in this Description of the Senior Notes and Debentures, “Viacom”), and The Bank of New York Mellon, as trustee (the “Trustee”) (such supplements, together with the base indenture, the “indenture”). In this Description of the Senior Notes and Debentures, “Viacom,” “we,” “us,” “our” and similar words refer to Viacom Inc. and not to any of its consolidated subsidiaries unless the context otherwise requires.

We provide information to you about the senior notes and debentures in two separate documents:

•	this prospectus supplement; and

•	the accompanying prospectus.

The following statements about the senior notes and debentures are summaries and are subject to, and qualified in their entirety by reference to, the accompanying prospectus and the indenture. See “Description of Debt Securities” in the accompanying prospectus for additional information concerning the securities and the indenture. The following statements, therefore, do not contain all of the information that may be important to you. Not all the defined terms used in this prospectus supplement are defined herein, and you should refer to the accompanying prospectus or the indenture for the definitions of such terms. The provisions of the indenture set forth the terms of the senior notes and debentures in greater detail than this prospectus supplement or the accompanying prospectus. If the statements in this prospectus supplement differ from the provisions of the indenture, the provisions of the indenture control. A copy of the base indenture was filed with the SEC as an exhibit to our current report on Form 8-K filed on April 17, 2006.

The senior notes and debentures:

•	will be unsecured senior obligations of Viacom;

•	will rank equally with all of our other unsecured senior indebtedness from time to time outstanding; and

•

will initially be limited to $400,000,000 aggregate principal amount of 2019 senior notes, $550,000,000 aggregate principal amount of 2024 senior notes and $550,000,000 aggregate principal amount of senior debentures, which aggregate principal amounts may, without the consent of holders, be increased in the future on the same terms as to status, CUSIP number or otherwise as the 2019 senior notes, 2024 senior notes and senior debentures being offered hereby.

The senior notes and debentures are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. We are not required to make any payment to a holder with respect to any tax, assessment or other governmental charge imposed (by withholding or otherwise) by any government or a political subdivision or taxing authority thereof or therein due and owing with respect to the senior notes and debentures.

Principal, Maturity and Interest

Each 2019 senior note will bear interest at a rate of 2.200% per year, each 2024 senior note will bear interest at a rate of 3.875% per year and each senior debenture will bear interest at a rate of 5.250% per year. Interest will be payable semi-annually in arrears on the senior notes and debentures on April 1 and October 1 of each year, beginning on October 1, 2014. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the senior notes and debentures will accrue from and including March 11, 2014 and will be paid to holders of record of the senior notes and debentures on March 15 and September 15 immediately before the respective interest payment date.

The 2019 senior notes will mature on April 1, 2019, the 2024 senior notes will mature on April 1, 2024 and the senior debentures will mature on April 1, 2044.  On the relevant maturity date of the 2019 senior notes, 2024 senior notes and senior debentures, the holders will be entitled to receive 100% of the principal amount of such senior notes or senior debentures, as the case may be.

If any interest payment date falls on a day that is not a business day, then payment of interest may be made on the next succeeding business day and no interest will accrue because of such delayed payment.

Ranking

The senior notes and debentures will be unsecured senior obligations of Viacom and will rank equally with all of Viacom’s existing and future unsecured senior obligations. As of December 31, 2013, Viacom had approximately $11.698 billion of indebtedness outstanding as senior notes and senior debentures, and no amounts were outstanding under its commercial paper program or its revolving credit facility due 2017.

We conduct our operations through subsidiaries. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash required to pay our debt service obligations, including payments on the senior notes and debentures. The senior notes and debentures will be structurally subordinated to all obligations of our subsidiaries including claims with respect to trade payables. This means that holders of the senior notes and debentures will have a junior position to the claims of creditors of our subsidiaries on the assets and earnings of such subsidiaries. As of December 31, 2013, our direct and indirect subsidiaries and other consolidated entities had $188 million of indebtedness outstanding, including capital lease obligations.

Further Issues

We may from time to time, without notice to or the consent of the holders of either series of senior notes or the senior debentures currently offered hereby, create and issue further senior notes of either series and senior debentures ranking equally and ratably in all respects with the senior notes of such series or senior debentures, as the case may be, or in all respects except for the payment of interest accruing prior to the issue date or except, in some circumstances, for the first payment of interest following the issue date of those further senior notes or senior debentures, as the case may be. Any such further senior notes will be consolidated with and form a single series with the same respective series of senior notes currently being offered and any such further senior debentures will be consolidated with and form a single series with the senior debentures currently being offered, and will have the same terms as to status, CUSIP number or otherwise as such series of senior notes or senior debentures, as the case may be. Any such further senior notes and debentures will be issued pursuant to a resolution of our board of directors, a supplement to the indenture or under an officer’s certificate pursuant to the indenture.

Optional Redemption

At any time on or after January 1, 2024 for the 2024 senior notes (three months prior to their maturity date) and at any time on or after October 1, 2043 for the senior debentures (six months prior to their maturity date), the 2024 senior notes and/or the senior debentures may be redeemed in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the 2024 senior notes or senior debentures to be redeemed, plus accrued and unpaid interest on the 2024 senior notes or senior debentures to be redeemed to the date of redemption. We will mail notice of any such redemption at least 30 days, but not more than 60 days, before the date of redemption to each holder of the 2024 senior notes or senior debentures to be redeemed.

At any time and from time to time in the case of the 2019 senior notes, at any time and from time to time prior to January 1, 2024, in the case of the 2024 senior notes, and at any time and from time to time prior to October 1, 2043, in the case of the senior debentures, we may redeem some or all of the senior notes and/or the senior debentures, as the case may be, at our option, on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to the sum of the principal amount, the Make-Whole Amount, if any, described below and any accrued and unpaid interest to the date of redemption. Holders of record on a record date that is on or prior to a redemption date will be entitled to receive interest due on the interest payment date.

The term “Make-Whole Amount” means the excess, if any, of (i) the aggregate present value as of the date of the redemption of the principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable if redemption had not been made, determined by discounting, on a semiannual basis, the remaining principal and interest at the respective Reinvestment Rate described below (determined on the third business day preceding the date fixed for redemption) from the dates on which the principal and interest would have been payable if the redemption had not been made, to the date of redemption, over (ii) the aggregate principal amount of such senior notes or senior debentures, as the case may be.

The term “Reinvestment Rate” means (i) the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Federal Reserve Statistical Release H.15 under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid, plus (ii) 0.10%, in the case of the 2019 senior notes, 0.20%, in the case of the 2024 senior notes, or 0.25%, in the case of the senior debentures. If no maturity exactly corresponds to the maturity, yields for the two published maturities most closely corresponding to the maturity would be so calculated and the Reinvestment Rate would be interpolated or extrapolated on a straight-line basis, rounding to the nearest month. The most recent Federal Reserve Statistical Release H.15 published prior to the date of determination of the Make-Whole Amount will be used for purposes of calculating the Reinvestment Rate.

The Make-Whole Amount will be calculated by an independent investment banking institution of national standing appointed by us. If the Reinvestment Rate is not available as described above, the Reinvestment Rate will be calculated by interpolation or extrapolation of comparable rates selected by the independent investment banking institution.

In the case of any partial redemption, selection of the applicable senior notes or senior debentures for redemption will be made by the Trustee by lot or by such other method as the Trustee in its sole discretion deems to be fair and appropriate.

On and after the redemption date, interest will cease to accrue on such senior notes and/or senior debentures or any portion of the senior notes and debentures called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the Trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued and unpaid interest to the redemption date on such senior notes and debentures to be redeemed on such date. Additionally, we may at any time repurchase senior notes and/or senior debentures in the open market and may hold or surrender such senior notes and debentures to the Trustee for cancellation.

Purchase of Senior Notes and Debentures upon a Change of Control Repurchase Event

Upon the occurrence of a Change of Control Repurchase Event in respect of either series of senior notes or the senior debentures, we will make an offer to each holder of such series of senior notes and/or the senior debentures as to which the Change of Control Repurchase Event has occurred to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s senior notes and/or senior debentures pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Price”). Within 30 days following any Change of Control Repurchase Event in respect of the applicable senior notes and/or senior debentures or, at our option, prior to any Change of Control (defined below), but after the public announcement of the Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the applicable senior notes or senior debentures, as the case may be, on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of either series of senior notes or the senior debentures as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of either series of senior notes or the senior debentures, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of either series of senior notes or the senior debentures by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

(1)	accept for payment all senior notes and debentures or portions of senior notes and debentures properly tendered pursuant to our offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all senior notes and debentures or portions of senior notes and debentures properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the senior notes and debentures properly accepted, together with an officers’ certificate stating the aggregate principal amount of senior notes and debentures being purchased by us.

The paying agent will promptly pay, from funds deposited by us for such purpose, to each holder of senior notes and debentures properly tendered the purchase price for such senior notes and debentures, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new senior note and/or senior debenture equal in principal amount to any unpurchased portion of any senior notes or senior debentures surrendered, as the case may be.

We will not be required to make an offer to repurchase the senior notes and/or senior debentures subject to any Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all senior notes and debentures properly tendered and not withdrawn under its offer.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries, taken as a whole, to any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act) other than us or one of our Affiliates;

(2)	the first day on which a majority of the members of our board of directors are not Continuing Directors;

(3)

the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act), other than us, one of our subsidiaries or Redstone Family Members, becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock, and following such transaction or transactions, Redstone Family Members beneficially own less than 50% of our Voting Stock, in each case, measured by voting power rather than number of shares; or

(4)	the consummation of a so-called “going private/Rule 13e-3 Transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision) with respect to each class of our common stock, following which Redstone Family Members beneficially own, directly or indirectly, more than 50% of our Voting Stock, measured by voting power rather than number of shares.

“Below Investment Grade Rating Event” with respect to either series of senior notes or the senior debentures, as the case may be, means that such series of senior notes or the senior debentures become rated below Investment Grade by all of the Rating Agencies on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of such series of senior notes or the senior debentures, as the case may be, is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who:

(1)	was a member of such board of directors on the first date that any of the senior notes and debentures were issued; or

(2)	was nominated for election or elected to our board of directors (i) with the approval of Redstone Family Members representing not less than 50% of our Voting Stock, measured by voting power rather than number of shares, or (ii) with the approval of a majority of the Continuing Directors who were members of our board at the time of such nomination or election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch) (or, in each case, if such Rating Agency ceases to rate the relevant series of senior notes or the senior debentures as the case may be, for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

“Redstone Family Members” includes only the following persons: (i) Mr. Sumner Redstone, (ii) the estate of Mr. Redstone; (iii) each descendant of Mr. Redstone or spouse or former spouse of Mr. Redstone and their respective estates, guardians, conservators or committees; (iv) any spouse or former spouse of Mr. Redstone; (v) each “Family Controlled Entity” (as defined below); and (vi) the trustees, in their respective capacities as such, of each “Family Controlled Trust” (as defined below). The term “Family Controlled Entity” means (i) any not-for-profit corporation if more than 50% of its board of directors is composed of Redstone Family Members; (ii) any other corporation if more than 50% of the value of its outstanding equity is owned by Redstone Family Members; (iii) any partnership if more than 50% of the value of its partnership interests are owned by Redstone Family Members; and (iv) any limited liability or similar company if more than 50% of the value of the company is owned by Redstone Family Members. The term “Family Controlled Trust” includes certain trusts existing on March 4, 2014 and any other trusts the primary beneficiaries of which are Redstone Family Members, spouses of Redstone Family Members and/or charitable organizations, provided that if the trust is a wholly charitable trust, more than 50% of the trustees of such trust consist of Redstone Family Members.

“Fitch” means Fitch Ratings, Ltd.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agency” means:

(1)	each of Moody’s, S&P and Fitch; and

(2)	if any of Moody’s, S&P or Fitch ceases to rate the relevant series of senior notes or the senior debentures or fails to make a rating of the relevant series of senior notes or the senior debentures, as the case may be, publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us as a replacement agency for any or all of Moody’s, S&P or Fitch, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc.

An “Affiliate” of Viacom means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with Viacom, or directly or indirectly controlled by a Redstone Family Member.

“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

No Mandatory Redemption or Sinking Fund

There will be no mandatory redemption prior to maturity or sinking fund payments for the senior notes and debentures.

The Trustee, Security Registrar and Paying Agent

The Bank of New York Mellon, acting through its principal corporate trust office at 101 Barclay Street, 8W, New York, New York, 10286 is the Trustee for the senior notes and debentures and is the security registrar and paying agent for the senior notes and debentures. Principal and interest will be payable, and the senior notes and debentures will be transferable, at the office of the paying agent and security registrar. We may, however, pay interest by wire or by check mailed to registered holders of the senior notes and debentures. At the maturity of the senior notes and the senior debentures, as the case may be, the principal, together with accrued interest thereon, will be payable in immediately available funds upon surrender of such senior notes or senior debentures at the office of the Trustee.

Events of Default

See “Description of Debt Securities — Defaults and Remedies” in the accompanying prospectus.

Application of Defeasance Provision

The accompanying prospectus contains a section entitled “Description of Debt Securities — Defeasance and Covenant Defeasance.” That section describes provisions for the full defeasance and covenant defeasance of securities issued under the indenture. Those provisions will apply to the senior notes and debentures.

To effect full defeasance or covenant defeasance of either series of senior notes or the senior debentures, we would be required to deliver to the Trustee an opinion of counsel to the effect that the deposit of money or U.S. government obligations in the trust created when we elect full defeasance or covenant defeasance will not cause the holders of the affected series of securities to recognize income, gain or loss for federal income tax purposes.

Book Entry, Delivery and Form

Each series of senior notes and the senior debentures will be issued in the form of one or more fully registered global securities (each a “Global Security”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depositary”) and registered in the name of Cede & Co., the Depositary’s nominee. We will not issue either series of senior notes or the senior debentures in certificated form except in certain circumstances. Beneficial interests in the Global Securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary (the “Depositary Participants”). Investors may elect to hold interests in the Global Securities through either the Depositary (in the United States), or Clearstream Banking Luxembourg (“Clearstream Luxembourg”), or Euroclear (in Europe) if they are participants in those systems, or, indirectly through organizations that are participants in those systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream Luxembourg and JP Morgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (the “U.S. Depositaries”). Beneficial interests in the Global Securities will be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Except as set forth below, the Global Securities may be transferred, in whole but not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

The Depositary has advised us and the underwriters that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants (“Direct Participants”) deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (which may include the underwriters of the senior notes and debentures), banks, trust companies, clearing corporations and certain other organizations. The Depositary is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is owned by the users of its regulated subsidiaries. Access to the Depositary’s book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the SEC.

Clearstream Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations, known as Clearstream Luxembourg participants, and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg participants through electronic book-entry changes in accounts of Clearstream Luxembourg participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the

Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters of the senior notes and debentures or their affiliates. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream Luxembourg participant either directly or indirectly.

Distributions with respect to the senior notes and debentures held beneficially through Clearstream Luxembourg will be credited to the cash accounts of Clearstream Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

Euroclear has advised us that it was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is operated by Euroclear Bank S.A./N.V. or the “Euroclear operator” under contract with Euroclear plc, a U.K. corporation. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters of the senior notes and debentures.

Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is regulated and examined by the Belgian Financial Services and Markets Authority (Autorité des services et marchés financiers) and the National Bank of Belgium (Banque Nationale de Belgique).

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively referred to as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to senior notes and debentures held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. Depositary for Euroclear.

If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue either series of senior notes or the senior debentures, as the case may be, in definitive form in exchange for the entire Global Security representing such senior notes or senior debentures. In this case, an owner of a beneficial interest in the Global Security will be entitled to physical delivery in definitive form of such senior notes or senior debentures represented by such Global Security equal in principal amount to such beneficial interest and to have such senior notes or senior debentures registered in its name.

Title to book-entry interests in the senior notes and debentures will pass by book-entry registration of the transfer within the records of Clearstream Luxembourg, Euroclear or the Depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the senior notes and the senior debentures may be transferred within Clearstream Luxembourg and within Euroclear and between Clearstream Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream Luxembourg and Euroclear. Book-entry interests in the senior notes and the senior debentures may be transferred within the Depositary in accordance with procedures established for this purpose by the Depositary. Transfers of book-entry interests in the senior notes and the senior debentures among Clearstream Luxembourg and Euroclear and the Depositary may be effected in accordance with procedures established for this purpose by Clearstream Luxembourg, Euroclear and the Depositary.

Global Clearance and Settlement Procedures

Initial settlement for the senior notes and debentures will be made in immediately available funds. Secondary market trading between Depositary Participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Luxembourg participants and Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream Luxembourg participants or Euroclear participants, on the other, will be effected through the Depositary in accordance with the Depositary’s rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving the senior notes and/or senior debentures in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Luxembourg participants and Euroclear participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of the senior notes and debentures received in Clearstream Luxembourg or Euroclear as a result of a transaction with a Depositary Participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits, or any transactions in the senior notes and debentures settled during such processing, will be reported to the relevant Euroclear participants or Clearstream Luxembourg participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of senior notes and debentures by or through a Clearstream Luxembourg participant or a Euroclear participant to a Depositary Participant will be received with value on the business day of settlement in the Depositary but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of the Depositary, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

EUROPEAN UNION DIRECTIVE ON THE TAXATION OF SAVINGS INCOME

Under European Union Council Directive 2003/48/EC on the taxation of savings income in the form of interest payments (the “Directive”), each member state of the European Union (a “Member State”) is required to provide to the tax or other relevant authorities of another Member State details of payments of interest or other similar income made by a person within its jurisdiction to an individual or certain other types of person resident in that other Member State; however, for a transitional period, Austria and Luxembourg have instead opted to apply a withholding system in relation to such payments, deducting tax at the rate of 35%, unless during that period they elect otherwise. The transitional period is to terminate following agreement by certain non-EU countries to the exchange of information relating to such payments. Luxembourg has announced that it will no longer apply the withholding tax system as from January 1, 2015 and will provide details of payments of interest (or similar income) as from this date. A number of non-EU countries, and certain dependent or associated territories of certain Member States, have agreed to adopt similar measures (either provision of information or transitional withholding).

The European Commission has published proposals for amendments to the Directive, which, if implemented, would amend and broaden the scope of the requirements above.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of either series of senior notes or the senior debentures to the holders of either series of senior notes or the senior debentures that purchase either series of senior notes or the senior debentures in this offering at their initial offering price, and that hold either series of senior notes or the senior debentures as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary is based on the Code, administrative pronouncements, judicial decisions, existing and proposed Treasury Regulations and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect). This summary does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special tax rules, such as certain financial institutions, insurance companies, tax-exempt organizations, partnerships and other pass-through entities, dealers in securities or foreign currencies, U.S. Holders (as defined below) whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar, persons holding either series of senior notes or the senior debentures in connection with a hedging transaction, “straddle,” conversion transaction or other integrated transaction, traders in securities that elect to mark to market, holders liable for alternative minimum tax or persons who have ceased to be U.S. citizens or to be taxed as resident aliens. Persons considering the purchase of either series of senior notes or the senior debentures should consult their tax advisors concerning the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions and any other tax laws, including gift and estate tax liability and the Medicare tax on net investment income, as may be applicable to their particular situations.

Viacom believes that the senior notes and debentures constitute indebtedness for U.S. federal income tax purposes, and the following discussion assumes such treatment. No ruling has been or will be obtained from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax treatment of the senior notes and debentures, and no assurances can be given that the IRS will not take a contrary position.

As used in this section, a “U.S. Holder” means a beneficial owner of either series of senior notes or the senior debentures that is, for U.S. federal income tax purposes, a U.S. person. For this purpose, a “U.S. person” means (i) any individual who is a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996 and treated as U.S. persons prior to such date may elect to continue to be treated as U.S. persons.

A “Non-U.S. Holder” is a beneficial owner of either series of senior notes or the senior debentures that is neither a U.S. person nor a partnership or other entity treated as a partnership for U.S. federal income tax purposes. If a holder of either series of senior notes or the senior debentures is a partnership or other entity treated as a partnership for U.S. federal income tax purposes, the tax treatment of the partnership and each partner in such partnership generally will depend on the activities of the partnership and the status of the partner. Partnerships that hold either series of senior notes or the senior debentures, and partners in such partnerships, should consult their own tax advisors.

Tax Consequences to U.S. Holders

Payments of Stated Interest

Stated interest on the senior notes and debentures will generally be taxable to a U.S. Holder as ordinary interest income at the time any such interest accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Viacom believes that the potential for payment of premium upon a Change of Control Repurchase Event is remote or incidental. Accordingly, Viacom does not intend to treat the potential payment of such premium as part of the yield to maturity of the senior notes and debentures. Viacom’s determination that this contingency is remote or incidental is binding on a U.S. Holder unless such U.S. Holder discloses its contrary position in the manner required by applicable Treasury Regulations. The IRS may take a different position, which could require a U.S. Holder to accrue income on its senior notes or senior debentures in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a senior note or senior debenture before the resolution of this contingency. In the event such a Change of Control Repurchase Event occurs, it would affect the amount and timing of the income recognized by a U.S. Holder.

Sale, Taxable Exchange, Redemption, Retirement or Other Taxable Disposition of the Senior Notes or Senior Debentures

A U.S. Holder will recognize gain or loss on the sale, taxable exchange, redemption, retirement or other taxable disposition of a senior note or senior debenture in an amount equal to the difference between the amount realized upon the disposition (less any portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income to the extent not previously included in gross income) and the U.S. Holder’s adjusted tax basis in the senior note or senior debenture. Such gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the senior note or senior debenture for more than one year. A U.S. Holder’s adjusted tax basis in a senior note or senior debenture generally will be the cost of such senior note or senior debenture, less any prior principal payments received by such U.S. Holder. Under current law, long-term capital gains of certain U.S. Holders (including individuals) generally are eligible for reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations under the Code.

Tax Consequences to Non-U.S. Holders

Under present U.S. federal income tax law, and subject to the discussion below concerning backup withholding:

(a)

payments of interest on the senior notes and debentures by Viacom or its paying agent to any Non-U.S. Holder will be exempt from the 30% U.S. federal withholding tax, provided that (i) such holder does not own, actually or constructively, directly or indirectly, 10% or more of the total combined voting power of all classes of stock of Viacom entitled to vote, (ii) such holder is not a controlled foreign corporation related, directly or indirectly, to Viacom through stock ownership, (iii) such holder is not a bank that received such senior notes or senior debentures in an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business and (iv) the requirement to certify such holder’s non-U.S. status, as set forth in Section 871(h) or Section 881(c) of the Code and under applicable Treasury Regulations, has been fulfilled with respect to the beneficial owner, as discussed below; and

(b)	a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, taxable exchange, redemption, retirement or other taxable disposition of its senior notes or senior debentures, unless (i) such holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and either the gain is attributable to an office or other fixed place of business maintained by such individual in the United States, or, generally, such individual has a “tax home” in the United States or (ii) such gain is effectively connected with the holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, generally is attributable to a U.S. “permanent establishment” maintained by such holder).

The certification requirement referred to in subparagraph (a) will be fulfilled if the Non-U.S. Holder certifies on IRS Form W-8BEN or successor form under penalties of perjury that such Non-U.S. Holder is not a U.S. person and provides its name and address, and (i) such Non-U.S. Holder files such IRS Form W-8BEN or successor form with the withholding agent or (ii) in the case of either series of senior notes or the senior debentures held on behalf of the beneficial owner by a securities clearing organization, bank or other financial institution holding customers’ securities in the ordinary course of its trade or business, such financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN or successor form from the Non-U.S. Holder, furnishes the withholding agent with a copy thereof, and otherwise complies with the applicable IRS requirements.

If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest on either series of senior notes or the senior debentures (or gain realized on their sale, taxable exchange or other disposition) is effectively connected with the conduct of such trade or business (and, if an income tax treaty applies, generally is attributable to a U.S. “permanent establishment” maintained by such holder), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to regular U.S. federal income tax on such effectively connected interest (or gain), generally in the same manner as if it were a U.S. Holder. See “Tax Consequences to U.S. Holders” above. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI or successor form, as appropriate, to claim an exemption from withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable income tax treaty) on its earnings and profits for the taxable year attributable to such effectively connected interest (or gain), subject to certain adjustments.

Backup Withholding and Information Reporting

U.S. Holders

Under current U.S. federal income tax law, information reporting requirements apply to certain payments of principal, interest, or proceeds of sales or other dispositions to noncorporate U.S. Holders. In addition, a backup withholding tax will apply to such payments (at a rate of 28%) if the noncorporate U.S. Holder (i) fails to furnish its Taxpayer Identification Number (“TIN”) which, for an individual, is his or her Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments, or (iv) under certain circumstances fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable. Backup withholding is not additional tax. Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Interest payments made to a Non-U.S. Holder will generally be reported to such Non-U.S. Holder and to the IRS on IRS Form 1042-S or any successor form. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable tax treaty.

Backup withholding will not apply to payments made on either series of senior notes or the senior debentures if the certifications required by Sections 871(h) and 881(c) of the Code as described above in “Tax Consequences to Non-U.S. Holders” are properly submitted, provided that Viacom, its paying agent or the qualified intermediary, as the case may be, does not have actual knowledge or reason to know that the payee is a U.S. person. Under current Treasury Regulations, payments on the sale, taxable exchange, redemption, retirement, or other taxable disposition of either series of senior notes or the senior debentures made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is:

•	a U.S. person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income for certain periods is effectively connected with a U.S. trade or business; or

•	a foreign partnership with certain connections to the United States;

then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge or reason to know that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the Non-U.S. Holder certifies, under penalties of perjury, that such Non-U.S. Holder is not a U.S. person and the payor does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person, or the Non-U.S. Holder otherwise establishes an exemption.

Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the Non-U.S. Holder files a U.S. federal income tax return and the required information is timely furnished to the IRS.

UNDERWRITING

We intend to offer the senior notes and the senior debentures through the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amount of the 2019 senior notes, 2024 senior notes and senior debentures listed opposite their names below.

Underwriter	2019 Senior Notes	2024 Senior Notes	Senior Debentures
Deutsche Bank Securities Inc.	$82,667,000	$113,667,000	$113,666,000
Morgan Stanley & Co. LLC	82,666,000	113,667,000	113,667,000
Wells Fargo Securities, LLC	82,667,000	113,666,000	113,667,000
Mizuho Securities USA Inc.	36,000,000	49,500,000	49,500,000
SMBC Nikko Securities America, Inc.	36,000,000	49,500,000	49,500,000
Lloyds Securities Inc.	18,000,000	24,750,000	24,750,000
U.S. Bancorp Investments, Inc.	18,000,000	24,750,000	24,750,000
The Williams Capital Group, L.P.	16,000,000	22,000,000	22,000,000
BNY Mellon Capital Markets, LLC	14,000,000	19,250,000	19,250,000
Santander Investment Securities Inc.	8,000,000	11,000,000	11,000,000
Banca IMI S.p.A.	6,000,000	8,250,000	8,250,000

Total	$400,000,000	$550,000,000	$550,000,000

The underwriters have agreed to purchase all of the senior notes and debentures sold pursuant to the underwriting agreement if any of the senior notes or senior debentures are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the senior notes and debentures, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the senior notes and debentures, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the joint book-running managers, in covering syndicate short positions or making stabilization purchases, repurchase any of the senior notes or senior debentures originally sold by that syndicate member.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the senior notes and debentures to the public at the respective public offering prices on the cover page of this prospectus supplement. After the initial public offering, the public offering prices, concessions and discounts may be changed.

The expenses of the offering, not including the underwriting discounts and commissions, are estimated to be approximately $2.4 million and are payable by us. The underwriters have agreed to reimburse us for certain of our expenses relating to this offering.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

	Per Senior Note / Senior Debenture	Total
2019 Senior Notes	0.350%	$1,400,000
2024 Senior Notes	0.450%	$2,475,000
Senior Debentures	0.875%	$4,812,500

		$8,687,500

Trading of Senior Notes and Debentures

The 2019 senior notes, 2024 senior notes and senior debentures are each new issues of securities with no established trading market. We have not listed and do not intend to list either series of senior notes or the senior debentures on any U.S. national securities exchange or quotation system.

We have been advised by the underwriters that they presently intend to make a market in the senior notes and debentures after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for either series of senior notes or the senior debentures or that an active public market for either series of senior notes or the senior debentures will develop. If an active market for either series of senior notes or the senior debentures does not develop, the market price and liquidity of such series of senior notes or senior debentures, as the case may be, may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the senior notes and/or senior debentures. These stabilization transactions consist of bids or purchases to peg, fix or maintain the price of such senior notes or senior debentures. Specifically, the underwriters may sell a principal amount of either series of senior notes or the senior debentures greater than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the principal amount of such series of senior notes or senior debentures available for purchase by the underwriters. The underwriters can close out a covered short sale by purchasing such senior notes or senior debentures in the open market. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, each series of senior notes or the senior debentures in the open market to stabilize the price of such senior notes or senior debentures. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of either series of senior notes or the senior debentures. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

In connection with the offering of the senior notes and debentures, the person (if any) named as the stabilizing manager(s) (or persons acting on their behalf) may over-allot either series of senior notes or the senior debentures or effect transactions with a view to supporting the market price of such senior notes or senior debentures at a level higher than that which might otherwise prevail. However, there is no assurance that the stabilizing manager(s) (or persons acting on their behalf) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the relevant senior notes or senior debentures is made and, if begun, may be ended at any time, but it must end no later than

30 days after the date on which the issuer received the proceeds of the issue, or no later than 60 days after the date of allotment of the relevant senior notes or senior debentures, whichever is earlier. Any stabilizing action or over-allotment must be conducted by the relevant stabilizing manager (or persons acting on their behalf) in accordance with all applicable laws and rules.

Other Relationships

Certain of the underwriters and their respective affiliates have in the past performed commercial banking, investment banking, corporate trust and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

The underwriters are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may occasionally hedge, their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially either series of senior notes or the senior debentures offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of either series of senior notes or the senior debentures offered hereby. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Banca IMI S.p.A. is not a U.S. registered broker-dealer, and will not effect any offers or sales of any senior notes or senior debentures in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Conflicts of Interest

Affiliates of certain of the underwriters may have holdings under our commercial paper program. As described in “Use of Proceeds,” some of the net proceeds of this offering may be used for the repayment of outstanding indebtedness, which includes borrowings under our commercial paper program. Because more than 5% of the proceeds of this offering, not including underwriting discounts and commissions, may be received by affiliates of certain of the underwriters in this offering, this offering is being conducted in compliance with the requirements of FINRA Rule 5121, as administered by the Financial Industry Regulatory Authority, Inc. Pursuant to this rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of debt securities that are investment grade rated.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement has been prepared on the basis that any offer of either series of senior notes or the senior debentures in any Member State of the European Economic Area which has implemented the Prospectus Directive (as defined below) (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of such senior notes or senior debentures. Accordingly any person making or intending to make an offer in that Relevant Member State of either series of senior notes or the senior debentures which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the issuer or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither the issuer nor the underwriters have authorized, nor do they authorize, the making of any offer of either series of senior notes or the senior debentures in circumstances in which an obligation arises for the issuer or the underwriters to publish or supplement a prospectus for such offer. Neither the issuer nor the underwriters have authorized, nor do they authorize, the making of any offer of either series of senior notes or the senior debentures through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of such senior notes or senior debentures contemplated in this prospectus supplement.

In relation to each Relevant Member State, each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of either series of senior notes or the senior debentures which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State, other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, as defined below, 150 legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of either series of senior notes or the senior debentures shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in any Relevant Member State who receives any communication in respect of, or who acquires any senior notes or senior debentures under, the offers to the public contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed to and with each underwriter and the issuer that:

(a)	it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b)	in the case of any senior notes or senior debentures acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the senior notes or senior debentures acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or (ii) where such senior notes or senior debentures have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those senior notes or senior debentures to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of the provisions above, the expression an “offer to the public” in relation to any senior notes or senior debentures in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and such senior notes or senior debentures to be offered so as to enable an investor to decide to purchase or subscribe to such senior notes or senior debentures, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and the amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Each underwriter has warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of either series of senior notes or the senior debentures in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to either series of senior notes or the senior debentures in, from or otherwise involving the United Kingdom.

Settlement

It is expected that delivery of the senior notes and debentures will be made against payment therefor on or about March 11, 2014 , which will be the fifth business day following the date of pricing of the senior notes and debentures (such settlement cycle being referred to herein as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the senior notes or senior debentures on the date of pricing or the following business day will be required, by virtue of the fact that the senior notes and debentures initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of senior notes or senior debentures who wish to trade those senior notes or senior debentures on the date of pricing or the following business day should consult their own advisor.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our Class A common stock and Class B common stock are listed on The NASDAQ Global Select Market under the symbols “VIA” and “VIAB,” respectively.

We are “incorporating by reference” specified documents that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 (filed November 14, 2013);

•	Our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013 (filed January 30, 2014); and

•	The description of our Class A common stock and Class B common stock contained in our Form 8-A filed on November 30, 2011.

You may obtain a copy of this information at no cost, by writing or telephoning us at the following address:

Viacom Inc.

1515 Broadway

52nd Floor

New York, New York 10036

Attn: Investor Relations

Phone Number: (212) 258-6000

LEGAL MATTERS

The validity of the securities to be offered hereby will be passed upon for us by Shearman & Sterling LLP, New York, New York, and for the underwriters by Hughes Hubbard & Reed LLP, New York, New York. Hughes Hubbard & Reed LLP has from time to time performed legal services for Viacom including its affiliates.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended September 30, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

VIACOM INC.

Debt Securities

Preferred Stock

Class A Common Stock

Class B Common Stock

Warrants

We, or one or more selling security holders to be identified in a prospectus supplement, may offer and sell, from time to time, in one or more offerings and series, together or separately:

•	debt securities;

•	preferred stock;

•	voting Class A Common Stock;

•	non-voting Class B Common Stock; and

•	warrants representing rights to purchase debt securities or preferred stock.

The debt securities and preferred stock may be convertible into Class B Common Stock.

Our voting Class A Common Stock and non-voting Class B Common Stock are listed and traded on The NASDAQ Global Select Market under the symbols “VIA” and “VIAB,” respectively.

Investing in our securities involves risks that are referenced under the caption “Risk Factors” on page i of this prospectus.

When we offer securities we will provide you with a prospectus supplement or term sheet describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplements or term sheets relating to the specific issue of securities before you decide to invest in any of these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 5, 2012.

RISK FACTORS

Prior to making any investment decision with respect to the securities that we may offer, prospective investors should carefully consider the specific factors set forth under the caption “Risk Factors” in the applicable prospectus supplement and in our periodic reports filed with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference herein, together with all of the other information appearing in this prospectus, in the applicable prospectus supplement or incorporated by reference into this prospectus in light of their particular investment objectives and financial circumstances.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing the “shelf” registration process. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of such offering. The prospectus supplement may also add to, update or change information contained in this prospectus. The prospectus supplement will also contain, with respect to the securities being sold, the names of any underwriters, dealers or agents, together with the terms of the offering, the compensation of any underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in such offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act.” You should carefully read both this prospectus and any prospectus supplement together with the additional information described under the heading “Incorporation by Reference.”

In this prospectus we use the terms “Viacom,” “we,” “us,” and “our” and similar words to refer to Viacom Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise requires. References to “securities” include any security that we might offer under this prospectus or any prospectus supplement. References to “$” and “dollars” are to United States dollars.

We have not authorized anyone to provide any information or to make any representation other than those contained or incorporated by reference in this prospectus, in the related prospectus supplement or in any free writing prospectus that we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in

i

any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus or that any document incorporated by reference into this prospectus is accurate as of any date other than the date of such document. Our business, financial condition, results of operations and prospects may have changed since such date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov. You may also read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our Class A common stock and Class B common stock are listed on The NASDAQ Global Select Market under the symbols “VIA” and “VIAB,” respectively.

INCORPORATION BY REFERENCE

We incorporate by reference into this prospectus the documents listed below and any future filings made with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including filings made after the date of this prospectus and until the offering of the particular securities covered by a prospectus supplement has been completed.

We are “incorporating by reference” specified documents that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference:

(a)	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 (filed November 10, 2011);

(b)	Our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2011 (filed February 2, 2012), March 31, 2012 (filed May 3, 2012) and June 30, 2012 (filed August 3, 2012);

(c)	Our Current Reports on Form 8-K, filed on November 10, 2011, November 15, 2011, December 8, 2011, December 12, 2011, December 27, 2011, February 28, 2012, March 13, 2012, May 23, 2012, June 13, 2012, and June 14, 2012;

(d)	Our definitive Proxy Statement filed January 27, 2012; and

(e)	The description of our Class A Common Stock and Class B Common Stock contained in our Form 8-A filed on November 30, 2011.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports, are available free of charge on our website as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website is www.viacom.com. Information included on or accessible through our website does not constitute a part of this prospectus or any prospectus supplement. You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address: Viacom Inc., 1515 Broadway, 52nd Floor, New York, New York 10036, Attn: Investor Relations, Telephone Number: (212) 258-6000.

ii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect our current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause actual results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the public acceptance of our programs, motion pictures and other entertainment content on the various platforms on which they are distributed; technological developments and their effect in our markets and on consumer behavior; competition for audiences and distribution; the impact of piracy; economic conditions generally, and in advertising and retail markets in particular; fluctuations in our results due to the timing, mix and availability of our motion pictures; changes in the Federal communications laws and regulations; other domestic and global economic, business, competitive and/or regulatory factors affecting our businesses generally; and other factors described in our news releases and filings with the SEC, including our reports on Form 10-K, Form 10-Q and Form 8-K incorporated by reference herein, and in the section entitled “Risk Factors” on page i of this prospectus. The forward-looking statements included or incorporated by reference in this prospectus are made only as of the dates of the respective documents, and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

iii

THE COMPANY

We are a leading global entertainment content company that connects with audiences through compelling content across television, motion picture, online and mobile platforms in over 160 countries and territories. With media networks reaching approximately 700 million global subscribers, Viacom’s leading brands include MTV®, VH1®, CMT®, Logo®, BET®, CENTRIC®, Nickelodeon®, Nick Jr.®, TeenNick®, Nicktoons®, Nick at Nite®, COMEDY CENTRAL®, TV Land®, SPIKE®, Tr3s®, Paramount Channel™ and VIVA™. Paramount Pictures® is a major global producer and distributor of filmed entertainment. Viacom operates a large portfolio of branded digital media experiences, including many of the world’s most popular properties for entertainment, community and casual online gaming.

We were organized as a Delaware corporation in 2005 and our principal offices are located at 1515 Broadway, New York, New York 10036. Our telephone number is (212) 258-6000 and our website is www.viacom.com. Information included on or accessible through our website does not constitute a part of this prospectus or any prospectus supplement.

USE OF PROCEEDS

Unless indicated otherwise in a prospectus supplement, we expect to use the proceeds, net of transaction costs, from the sale of our securities for general corporate purposes, including, but not limited to, repayment of borrowings, working capital, acquisitions, capital expenditures and discretionary share repurchases. We will not receive any of the proceeds from the sale of securities by any selling security holders.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is information concerning our ratio of earnings to fixed charges. For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, adjusted for equity in earnings or losses of affiliate companies, plus distributed income of equity affiliates and fixed charges. Fixed charges are defined as interest expense and one-third of gross rent expense relating to operating leases, which is deemed to be representative of interest.

	Nine Months Ended June 30, 2012	Year Ended September 30, 2011	Nine Months Ended September 30, 2010	Year Ended December 31,
				2009	2008	2007
Ratio of Earnings to Fixed Charges	7.9x	7.6x	6.0x	6.0x	4.5x	5.7x

DESCRIPTION OF DEBT SECURITIES

The following description of Viacom’s debt securities to be issued under the Indenture (as defined below) summarizes the general terms and provisions of its debt securities to which any prospectus supplement may relate. The description set forth below and in any prospectus supplement is not complete and is subject to, and qualified in its entirety by reference to, the Indenture. Viacom will describe the specific terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized in this description may apply to any series of its debt securities in the prospectus supplement relating to that series. References to “Viacom” in this description are references to Viacom Inc. and not its consolidated subsidiaries, unless the context otherwise requires.

Viacom may issue its debt securities from time to time, in one or more series under a base indenture dated as of April 12, 2006, between Viacom and The Bank of New York Mellon, formerly known as The Bank of New York, as trustee, or another trustee named in a prospectus supplement. We refer to this indenture, as supplemented by one or more applicable supplemental indentures, as the “Indenture.” The trustee under the Indenture is called the “Trustee.”

The Indenture does not limit the amount of debt securities that may be issued thereunder. The Indenture provides that debt securities may be issued up to an aggregate principal amount authorized by Viacom and may be payable in any currency or currency unit designated by Viacom.

General

Viacom may issue debt securities from time to time and offer its debt securities on terms determined by market conditions at the time of their sale. Viacom may issue debt securities in one or more series with the same or various maturities and at the same or various prices including at par, at a premium, or at a discount. Any debt securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount, which may be substantial, from the stated principal amount. Viacom will describe the material United States federal income tax consequences and other special considerations applicable to any substantially discounted debt securities in a related prospectus supplement.

You should refer to the prospectus supplement for the following terms of the debt securities offered by this registration statement:

•	the designation, aggregate principal amount and authorized denominations of the debt securities;

•	the percentage of the principal amount at which Viacom will issue the debt securities;

•	the date(s) on which the debt securities will mature;

•	the annual interest rate(s) of the debt securities, or the method of determining the rate(s);

•	the date(s) on which any interest will be payable, the date(s) on which payment of any interest will commence and the regular record date(s) for the payment of interest;

•	the terms of any mandatory or optional redemption(s), including any provisions for sinking, purchase or other similar funds or repayment options;

•	the currency unit(s) for which the debt securities may be purchased and in which the principal, any premium and any interest may be payable;

•

if the currency unit(s) for which the debt securities may be purchased or in which the principal, any premium and any interest may be payable is at Viacom’s election or the purchaser’s election, the manner in which the election may be made;

•

if the amount of payments on the debt securities is determined by an index based on one or more currency units, or changes in the price of one or more securities or commodities, the manner in which the amounts will be determined;

•

the extent to which any of the debt securities will be issuable in temporary or permanent global form, and the manner in which any interest payable on a temporary or permanent global security will be paid;

•

the terms and conditions upon which the debt securities may be convertible into or exchanged for common stock, preferred stock, indebtedness or other debt or equity securities of any person, including Viacom;

•	information with respect to book-entry procedures, if any;

•	a discussion of any material United States federal income tax and other special considerations, procedures and limitations relating to the debt securities; and

•	any other specific terms of the debt securities not inconsistent with the Indenture.

If Viacom sells any of the debt securities for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of debt securities will be payable in one or more foreign currencies or foreign currency units, it will describe the restrictions, elections, any material United States federal income tax consequences, specific terms and other information with respect to the issue of debt securities and the currencies or currency units in the related prospectus supplement.

Unless specified otherwise in a prospectus supplement, the principal of, premium, if any, and interest on the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the applicable Trustee in New York, New York. However, Viacom may make payment of interest, at its option, by check mailed on or before the payment date to the address of the person entitled to the interest payment or by transfer to an account held by the payee as it appears on the registry books of the Trustee, Viacom or its agents.

Unless specified otherwise in a prospectus supplement, Viacom will issue the debt securities in registered form and in denominations of $1,000 and any integral multiple of $1,000. Bearer securities, other than those issued in global form, will be issued in denominations of $5,000. No service charge will be made for any transfer or exchange of any debt securities, but Viacom may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange.

Viacom’s rights and the rights of its creditors, including holders of debt securities, to participate in any distribution of assets of any Viacom subsidiary upon its liquidation, reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that Viacom’s claims as a creditor of the subsidiary may be recognized.

Ranking

Any senior debt securities will be senior unsecured obligations of Viacom and will rank equally in right of payment with all of Viacom’s other unsecured and unsubordinated indebtedness from time to time outstanding.

Any senior subordinated debt securities will be senior unsecured subordinated obligations of Viacom and will be subordinated in right of payment to Viacom’s senior indebtedness.

Any debt securities will be effectively subordinated to any secured indebtedness of Viacom to the extent of the value of the assets securing such indebtedness. The Indenture does not limit the amount of debt that Viacom or its subsidiaries can incur.

In addition, Viacom conducts its operations through subsidiaries, which generate a substantial portion of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as a subsidiary’s financial condition and operating requirements, may limit the ability of Viacom to obtain cash required to pay Viacom’s debt service obligations, including payments on the debt securities. The debt securities (whether senior or subordinated obligations of Viacom) will be structurally subordinated to all obligations of Viacom’s subsidiaries including claims with respect to trade payables. This means that holders of the debt securities of Viacom will have a junior position to the claims of creditors of Viacom’s subsidiaries on the assets and earnings of such subsidiaries. As of June 30, 2012, Viacom’s direct and indirect subsidiaries had $248 million of indebtedness, including capital lease obligations.

Global Securities

Viacom may issue debt securities of a series, in whole or in part, in the form of one or more global securities and will deposit them with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Viacom may issue global securities in fully registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may only be transferred among the depositary, its nominees and any successors.

The specific terms of the depositary arrangement relating to a series of debt securities will be described in the prospectus supplement relating to that series. It is anticipated that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit on its book-entry registration and transfer system the principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with the depositary. The accounts will be designated by the dealers, underwriters or agents with respect to the debt securities, or by Viacom if the debt securities are offered and sold directly by it. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary participants or persons that hold interests through these participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by:

•	the applicable depositary or its nominee, with respect to interests of depositary participants; and

•	the records of depositary participants, with respect to interests of persons other than depositary participants.

So long as the depositary for a global security or its nominee is the registered owner of that global security, the depositary or the nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global security will:

•	not be entitled to have any of the individual debt securities of the series represented by the global security registered in their names;

•	not receive, or be entitled to receive, physical delivery of any debt security of that series in definitive form; and

•	not be considered the owners or holders thereof under the Indenture governing the debt securities.

Further Issues

Not all debt securities of any one series need be issued at the same time and, unless otherwise provided, a series may be reopened without notice to or the consent of the holders for issuances of additional debt securities of such series.

Payment and Paying Agents

Any payments of principal, premium or interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing the debt securities. Neither Viacom, the Trustee, any paying agent, nor the security registrar for the debt securities will have any responsibility or liability for the records relating to or payments made on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Viacom expects that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing any of the debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the global security for the debt securities as shown on the records of the depositary or its nominee. Viacom also expects that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” The payments will be the responsibility of those participants.

Merger, Consolidation or Sale of Assets

Under the terms of the Indenture, Viacom generally would be permitted to consolidate or merge with another entity or to sell all or substantially all of our respective assets to another entity, subject to Viacom meeting all of the following conditions:

•	the resulting entity (other than Viacom) must agree through a supplemental indenture to be legally responsible for the debt securities;

•	immediately following the consolidation, merger, sale or conveyance, no Event of Default (as defined below) shall have occurred and be continuing;

•	the surviving entity to the transaction must be a corporation organized under the laws of the United States or a state of the United States;

•	Viacom must deliver certain certificates and documents to the Trustee; and

•	Viacom must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

We may merge or consolidate with, or sell all or substantially all of our assets to any of our Subsidiaries.

Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of our assets. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.

In the event that Viacom consolidates or merges with another entity or sells all or substantially all of its assets to another entity, the surviving entity shall be substituted for Viacom under the Indenture and Viacom shall be discharged from all of its obligations under the Indenture.

Limitations on Liens

We covenant in the Indenture that we will not create, assume or permit any Lien on any of our properties or assets, unless we secure the debt securities at least equally and ratably to the secured Indebtedness. The foregoing only applies to Liens that in the aggregate exceed 15% of our total consolidated assets, reduced by the Attributable Debt related to any permitted sale and leaseback arrangement. See “—Limitations on Sale and Leaseback Transactions” below. The restrictions do not apply to Capitalized Leases or Indebtedness that is secured by:

•	Liens existing on the date such debt securities are issued;

•	Liens on any property or any Indebtedness of a person existing at the time the person becomes a Subsidiary (whether by acquisition, merger or consolidation);

•	Liens in favor of us or our Subsidiaries; and

•	Liens existing at the time of acquisition of the assets secured thereby and purchase money Liens.

The restrictions do not apply to extensions, renewals or replacements of any of the foregoing types of Liens.

Limitations on Sale and Leaseback Transactions

We covenant in the Indenture that neither we nor any Restricted Subsidiary will enter into any arrangement with any person to lease a Principal Property (except for any arrangements that exist on the date the debt securities are issued or that exist at the time any person that owns a Principal Property becomes a Restricted Subsidiary) that has been or is to be sold by us or the Restricted Subsidiary to the person unless:

•	the sale and leaseback arrangement involves a lease for a term of not more than three years;

•	the sale and leaseback arrangement is entered into between us and any Subsidiary or between our Subsidiaries;

•

we or the Restricted Subsidiary would be entitled to incur indebtedness secured by a Lien on the Principal Property at least equal in amount to the Attributable Debt permitted pursuant to the first paragraph under “—Limitations on Liens” without having to secure equally and ratably the debt securities;

•

the proceeds of the sale and leaseback arrangement are at least equal to the fair market value (as determined by our Board of Directors in good faith) of the property and we apply within 180 days after the sale an amount equal to the greater of the net proceeds of the sale or the Attributable Debt associated with the property to (i) the retirement of long-term debt for borrowed money that is not subordinated to the debt securities and that is not debt to us or a Subsidiary, or (ii) the purchase or development of other comparable property; or

•	the sale and leaseback arrangement is entered into within 180 days after the initial acquisition of the Principal Property subject to the sale and leaseback arrangement.

The term “Attributable Debt,” with regard to a sale and leaseback arrangement of a Principal Property, is defined in the Indenture as an amount equal to the lesser of: (a) the fair market value of the property (as determined in good faith by our Board of Directors); or (b) the present value of the total net amount of rent payments to be made under the lease during its remaining term, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually. The calculation of the present value of the total net amount of rent payments is subject to adjustments specified in the Indenture.

The term “Principal Property” is defined in the Indenture to include any parcel of our or our Restricted Subsidiaries’ real property and related fixtures or improvements located in the United States, the aggregate book value of which on the date of determination exceeds $1.5 billion. The term “Principal Property” does not include any telecommunications equipment or parcels of real property and related fixtures or improvements that are determined in good faith by our Board of Directors not to be of material importance to our and our Subsidiaries’ total business. As of the date of this prospectus, neither we nor any of our Subsidiaries own any Principal Property.

Defaults and Remedies

Holders of debt securities will have specified rights if an Event of Default (as defined below) occurs in respect of the debt securities of that series, as described below.

The term “Event of Default” in respect of the debt securities of a particular series means any of the following:

•	Viacom does not pay interest on a debt security of such series within 30 days of its due date;

•	Viacom does not pay the principal of or any premium on a debt security of such series when due and payable, at its maturity, or upon its acceleration or redemption;

•

Viacom remains in breach of a covenant or warranty in respect of the Indenture for 60 days after Viacom receives a written notice of default; such notice must be sent by either the Trustee or holders of at least 25% in principal amount of a series of outstanding debt securities; or

•	Viacom files for bankruptcy, or other events of bankruptcy specified in the Indenture occur.

If an Event of Default has occurred, the Trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire unpaid principal amount of (and premium, if any), and all the accrued interest on, the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. There is no action on the part of the Trustee or any holder of debt securities required for such declaration if the Event of Default is a bankruptcy, insolvency or reorganization. Holders of a majority in principal amount of the debt securities of a series may also waive certain past defaults under the Indenture on behalf of all of the holders of such series of debt securities. A declaration of acceleration of maturity may be canceled, under specified circumstances, by the holders of at least a majority in principal amount of a series of debt securities and the Trustee.

Except in cases of default, where the Trustee has special duties, the Trustee is not required to take any action under the Indenture at the request of holders unless the holders offer the Trustee reasonable protection from expenses and liability satisfactory to the Trustee. If a reasonable indemnity satisfactory to it is provided, the holders of a majority in principal amount of a series of debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances specified in the Indenture. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or Event of Default.

Before holders are allowed to bypass the Trustee and bring a lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the debt securities, the following must occur:

•	holders must give the Trustee written notice that an Event of Default has occurred and remains uncured;

•

holders of at least 25% in principal amount of the outstanding debt securities of a series must make a written request that the Trustee take action because of the default and must offer the Trustee indemnity satisfactory to the Trustee against the cost and other liabilities of taking that action;

•	the Trustee must have failed to take action for 60 days after receipt of the notice and offer of indemnity; and

•

holders of a majority in principal amount of the debt securities of a series must not have given the Trustee a direction inconsistent with the above notice for a period of 60 days after the Trustee has received the notice.

Holders are, however, entitled at any time to bring a lawsuit for the payment of money due on the debt securities on or after the due date.

Modification of the Indenture

The Indenture provides that Viacom and the Trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of:

•	adding to Viacom’s covenants;

•	adding additional events of default;

•	changing or eliminating any provisions of the Indenture so long as there are no holders entitled to the benefit of the provisions;

•	establishing the form or terms of any series of debt securities; or

•	curing ambiguities or inconsistencies in the Indenture or making any other provisions with respect to matters or questions arising under the Indenture.

With specific exceptions, the Indenture or the rights of the holders of the debt securities may be modified by Viacom and the Trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by the modification then outstanding; however, no modification may be made without the consent of the holders of each outstanding debt security affected, which would:

•	change the maturity of any payment of principal of, or any premium on, or any installment of interest on any debt security;

•	change the terms of any sinking fund with respect to any debt security;

•	reduce the principal amount of any debt security, or the interest thereon, or any premium on any debt security upon redemption or repayment at the option of the holder;

•	change any obligation of Viacom to pay additional amounts;

•	change any place of payment where, or the currency in which, any debt security or any premium or interest is payable;

•	impair the right to sue for the enforcement of any payment on or with respect to any debt security; or

•

reduce the percentage in principal amount of outstanding debt securities of any series required to consent to any supplemental indenture, any waiver of compliance with provisions of the Indenture or specific defaults and their consequences provided for in the Indenture, or otherwise modify the sections in the Indenture relating to these consents.

Defeasance and Covenant Defeasance

Viacom may elect either (i) to defease and be discharged from any and all obligations with respect to a series of the debt securities (except as otherwise provided in the Indenture) (“defeasance”) or (ii) to be released from its obligations with respect to certain covenants that are described in the Indenture (“covenant defeasance”), upon the deposit with the Trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of, premium, if any, and interest on the debt securities of such series to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous senior payments thereon. As a condition to defeasance or covenant defeasance, Viacom must deliver to the Trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture.

Viacom may exercise its defeasance option with respect to the debt securities of any series notwithstanding its prior exercise of its covenant defeasance option. If Viacom exercises its defeasance option, payment of the debt securities of such series may not be accelerated because of an event of default. If Viacom exercises its covenant defeasance option, payment of the debt securities of such series may not be accelerated by reference to any covenant from which Viacom is released as described under clause (ii) of the immediately preceding paragraph. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities of such series, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

Title

We, the Trustee and any agent of ours may treat the registered owner of any registered debt security as the absolute owner thereof (whether or not the debt security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Replacement of Debt Securities

We will replace any mutilated debt security at the expense of the holders upon surrender to the Trustee. We will replace debt securities that become destroyed, lost or stolen at the expense of the holder upon delivery to the Trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen debt security, an indemnity or security satisfactory to us and the Trustee may be required at the expense of the holder of the debt security before a replacement debt security will be issued.

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

Viacom will identify the Trustee in the relevant prospectus supplement. In specific instances, Viacom or the holders of a majority of the then outstanding principal amount of the debt securities issued under the Indenture may remove the Trustee and appoint a successor trustee. The Trustee may become the owner or pledgee of any of the debt securities with the same rights, subject to conflict of interest restrictions, it would have if it were not the Trustee. The Trustee and any successor trustee must be eligible to act as trustee under Section 310(a)(1) of the Trust Indenture Act of 1939 and shall have a combined capital and surplus of at least $50,000,000 and be subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the Trustee may also serve as trustee under other indentures relating to securities issued by Viacom or its affiliated companies and may engage in commercial transactions with Viacom and its affiliated companies. The initial Trustee under the Indenture is The Bank of New York Mellon, formerly known as The Bank of New York.

Subordination

In addition to the provisions previously described in this prospectus and applicable to all debt securities, the following description of any senior subordinated debt securities summarizes the additional terms and provisions of such senior subordinated debt securities to which any prospectus supplement may relate. The specific terms of Viacom’s senior subordinated debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized below may apply to any series of senior subordinated debt securities will be described in the prospectus supplement relating to that series.

Any senior subordinated debt securities will be subordinated in right of payment to Viacom’s senior indebtedness to the extent set forth in the applicable prospectus supplement.

The payment of the principal of, premium, if any, and interest on any senior subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of Viacom’s senior indebtedness. Viacom may not make payment of principal, premium, if any, sinking funds or interest, if any, on any senior subordinated debt securities unless full payment of amounts then due for principal, premium, if any, sinking funds and interest on all senior indebtedness has been made or duly provided for.

For purposes of the description of any senior subordinated debt securities, the term “Senior Indebtedness” of Viacom means all indebtedness of Viacom, except (a) Indebtedness that, pursuant to its terms, is subordinated in right of payment to other Indebtedness and (b) Indebtedness evidenced by an instrument that expressly provides that such Indebtedness is not Senior Indebtedness. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include any liability for taxes owed or owing by Viacom or any trade payables.

Certain Definitions

The following definitions are applicable to the Indenture:

“Capitalized Lease” means any obligation of a person to pay rent or other amounts incurred with respect to real property or equipment (other than in respect of telecommunications equipment including, without limitation, satellite transponders) acquired or leased by such person and used in its business that is required to be recorded as a capital lease in accordance with generally accepted accounting principles consistently applied as in effect from time to time.

“Indebtedness” of any person means, without duplication, (i) any obligation of such person for money borrowed; (ii) any obligation of such person evidenced by bonds, debentures, notes or other similar instruments; (iii) any reimbursement obligation of such person in respect of letters of credit or other similar instruments which support financial obligations which would otherwise become Indebtedness; (iv) any obligation of such person under Capitalized Leases; and (v) any obligation of any third party to the extent secured by a Lien on the assets of such person; provided, however, that “Indebtedness” of such person shall not include any obligation of such person (i) to any Subsidiary of such person or to any person with respect to which such person is a Subsidiary or (ii) specifically with respect to the production, distribution or acquisition of motion pictures or other programming rights, talent or publishing rights.

“Lien” means any pledge, mortgage, lien, encumbrance or other security interest.

“Restricted Subsidiary” means a corporation, all of the outstanding voting stock of which is owned, directly or indirectly, by Viacom or by one or more of its Subsidiaries, or by Viacom and one or more of its Subsidiaries, which is incorporated under the laws of a state of the United States, and which owns a Principal Property.

“Subsidiary” of any person means (i) a corporation a majority of the outstanding voting stock of which is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person, or by such person and one or more Subsidiaries thereof or (ii) any other person (other than a corporation), including, without limitation, a partnership or joint venture, in which such person, one or more Subsidiaries thereof, or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other persons performing similar functions).

DESCRIPTION OF PREFERRED STOCK

The following description sets forth certain general terms of preferred stock that Viacom may offer. The terms of any series of the preferred stock will be described in the applicable prospectus supplement relating to the preferred stock being offered. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, Viacom’s amended and restated certificate of incorporation, and the certificate of designations relating to each particular series of the preferred stock, which was or will be filed with the SEC at or before the issuance of the series of preferred stock. References to “Viacom” in this description are references to Viacom Inc. and not its consolidated subsidiaries, unless the context otherwise requires.

Terms of the Preferred Stock

Under Viacom’s amended and restated certificate of incorporation, Viacom is authorized to issue up to 25,000,000 shares of preferred stock, par value $0.001 per share. The Board of Directors of Viacom has the authority, without approval of the stockholders, to cause shares of preferred stock to be issued from time to time in one or more series, with the numbers of shares of each series and the designations, preferences and relative, participating, optional, dividend and other special rights of the shares of each such series and the qualifications, limitations, restrictions, conditions and other characteristics thereof as fixed by the Board of Directors. As of October 31, 2012, there were no shares of Viacom’s preferred stock issued and outstanding.

The applicable prospectus supplement will describe the terms of each series of preferred stock, including, where applicable, the following:

•	the designation, stated value, liquidation preference and number of shares offered;

•	the offering price(s);

•

the dividend rate(s), or method of calculation, the dividend periods, the date on which dividends shall be payable and whether dividends are cumulative or noncumulative and, if cumulative, the dates from which dividends begin to accumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange provisions;

•	any voting rights;

•	whether the preferred stock will be issued in certificated or book-entry form;

•	whether the preferred stock will be listed on a national securities exchange;

•	information with respect to any book-entry procedures;

•	a discussion of any material United States federal income tax and other special considerations, procedures and limitations relating to the preferred stock; and

•

any additional rights, preferences, privileges, limitations and restrictions of the preferred stock which are not inconsistent with the provisions of the amended and restated certificate of incorporation.

The preferred stock will be, when issued against payment, fully paid and nonassessable. Holders will have no preemptive rights to subscribe for any additional securities that Viacom may issue. Unless otherwise specified in the applicable prospectus supplement, the shares of each series of preferred stock will rank equally with all other outstanding series of preferred stock issued by Viacom as to payment of dividends, other than with respect to cumulation of dividends, and as to the distribution of assets upon liquidation, dissolution, or winding up of Viacom. Each series of preferred stock will rank senior to the common stock and any other stock of Viacom that is expressly made junior to that series of preferred stock. However, the Board of Directors may not issue any preferred stock, or preferred stock that is convertible into or exchangeable for other securities, that, in the aggregate with all other outstanding shares of preferred stock, could elect a majority of the Board of Directors, unless such issuance has been approved by the holders of a majority of the outstanding shares of Viacom Class A Common Stock, voting separately as a class.

Viacom’s rights and the rights of holders of Viacom securities, including the holders of preferred stock, to participate in the distribution of assets of any subsidiary of Viacom upon its liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors and preferred stockholders, except to the extent Viacom may itself be a creditor with recognized claims against the subsidiary or a holder of preferred stock of the subsidiary.

Dividends and Distributions

Unless otherwise specified in the prospectus supplement, holders of shares of the preferred stock will be entitled to receive, as, if and when declared by the Board of Directors of Viacom or a duly authorized committee of the Board of Directors, out of funds legally available for the payment of dividends, cash dividends at the rate set forth in, or calculated in accordance with the formula set forth in, the prospectus supplement relating to the preferred stock being offered. Dividends on the preferred stock may be cumulative or noncumulative as provided in the applicable prospectus supplement. Dividends on the cumulative preferred stock will accumulate from the date of original issue and will be payable as specified in the applicable prospectus supplement. The applicable prospectus supplement will set forth the applicable dividend period with respect to a dividend payment date. If the Board of Directors of Viacom or a duly authorized committee of the Board of Directors fails to declare a dividend on any series of noncumulative preferred stock for any dividend period, Viacom will have no obligation to pay a dividend for that period, whether or not dividends on that series of noncumulative preferred stock are declared for any future dividend period.

No dividends will be declared or paid or set apart for payment on the preferred stock of any series ranking, as to dividends, equally with or junior to any other series of preferred stock for any period unless dividends have been or are contemporaneously declared and paid or declared and a sum sufficient for the payment of those dividends has been set apart for:

•	in the case of cumulative preferred stock, all dividend periods terminating on or before the date of payment of full cumulative dividends; or

•	in the case of noncumulative preferred stock, the immediately preceding dividend period.

When dividends are not paid in full upon any series of preferred stock, and any other preferred stock ranking equally as to dividends with that series of preferred stock, all dividends declared upon shares of that series of preferred stock and any other preferred stock ranking equally as to dividends will be declared pro rata so that the amount of dividends declared per share on that series of preferred stock and any other preferred stock ranking equally as to dividends will in all cases bear to each other the same ratio that accrued dividends per share on the shares of that series of preferred stock and the other preferred stock bear to each other. In the case of noncumulative preferred stock, any accrued dividends described in the immediately preceding paragraph will not include any cumulation in respect of unpaid dividends for prior dividend periods.

Except as provided in the immediately preceding paragraph or the applicable prospectus supplement, unless full dividends on all outstanding shares of any series of preferred stock have been declared and paid, in the case of a series of cumulative preferred stock, for all past dividend periods, or in the case of noncumulative preferred stock, for the immediately preceding dividend period, Viacom may not declare dividends or pay or set aside for payment or other distribution on any of its capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock of Viacom or other capital stock of Viacom ranking junior to that series of preferred stock as to dividends and upon liquidation. Other than in connection with the distribution or trading of any of its capital stock, Viacom may not redeem, purchase or otherwise acquire any of its capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, for any consideration or any moneys paid to or made available for a sinking fund for the redemption of any shares of any of its capital stock, except by conversion or exchange for capital stock of Viacom ranking junior to that series of preferred stock as to dividends and upon liquidation.

Unless otherwise specified in the applicable prospectus supplement, the amount of dividends payable for any period shorter than a full dividend period shall be computed on the basis of twelve 30-day months, a 360-day year and the actual number of days elapsed in any period of less than one month.

Liquidation Preference

Unless otherwise specified in the applicable prospectus supplement, upon any voluntary or involuntary liquidation, dissolution or winding up of Viacom, the holders of the preferred stock will have preference and priority over the common stock of Viacom and any other class of stock of Viacom ranking junior to the preferred stock upon liquidation, dissolution or winding up, for payments out of or distributions of the assets of Viacom or proceeds from any liquidation, of the amount per share set forth in the applicable prospectus supplement plus all accrued and unpaid dividends, to the date of final distribution to such holders. After any liquidating payment, the holders of preferred stock will not be entitled to any other payments.

Redemption

If specified in the prospectus supplement relating to a series of preferred stock being offered, Viacom may, at its option, at any time or from time to time, redeem that series of preferred stock, in whole or in part, at the redemption prices and on the dates set forth in the applicable prospectus supplement.

If less than all outstanding shares of a series of preferred stock is to be redeemed, the selection of the shares to be redeemed shall be determined by lot or pro rata as may be determined to be equitable by the Board of Directors of Viacom or a duly authorized committee of the Board of Directors. From and after the redemption date, unless Viacom is in default in providing for the payment of the redemption price, dividends shall cease to accrue on the shares of that series of preferred stock called for redemption and all rights of the holders shall cease, other than the right to receive the redemption price.

Voting Rights

Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as required by law.

Conversion or Exchange Rights

The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible or exchangeable into common stock, another series of preferred stock or debt securities.

DESCRIPTION OF COMMON STOCK

The authorized common stock of Viacom as set forth in its amended and restated certificate of incorporation includes 375,000,000 shares of Viacom Class A Common Stock, par value $0.001 per share, and 5,000,000,000 shares of Viacom Class B Common Stock, par value $0.001 per share. Viacom is registering with the SEC shares of Viacom Class A Common Stock and Class B Common Stock, which may be offered by Viacom or one or more selling security holders to be identified in a prospectus supplement. References to “Viacom” in this description are references to Viacom Inc. and not its consolidated subsidiaries, unless the context otherwise requires.

The descriptions set forth below and in any prospectus supplement are not complete, and are subject to, and qualified in their entirety by reference to, Viacom’s amended and restated certificate of incorporation and bylaws and the Delaware General Corporation Law.

General

All issued and outstanding shares of Viacom Class A Common Stock and Viacom Class B Common Stock are identical and the holders of such shares are entitled to the same rights and privileges, except as provided in Viacom’s amended and restated certificate of incorporation as described below.

As of October 31, 2012, there were 51,151,238 shares of Viacom Class A Common Stock issued and outstanding and 452,195,413 shares of Viacom Class B Common Stock issued and outstanding.

Voting Rights. Holders of Viacom Class A Common Stock are entitled to one vote per share with respect to all matters on which the holders of Viacom common stock are entitled to vote and the affirmative vote of a majority of the outstanding shares of Viacom Class A Common Stock, voting separately as a class, is necessary to approve any merger or consolidation of Viacom pursuant to which shares of Viacom common stock are converted into or exchanged for any other securities or consideration.

Holders of Viacom Class B Common Stock do not have any voting rights, except as required by Delaware law.

Generally, all matters to be voted on by the stockholders of Viacom must be approved by a majority of the aggregate voting power of the shares of capital stock of Viacom present in person or represented by proxy, except as required by Delaware law.

Dividends. Holders of Viacom Class A Common Stock and Viacom Class B Common Stock share ratably in any cash dividend declared by the Board of Directors, subject to any preferential rights of any outstanding preferred stock. If the Board of Directors declares a dividend of any securities of Viacom or another entity, the Board of Directors will determine whether the holders of Viacom Class A Common Stock and Viacom Class B Common Stock are to receive identical securities or to receive different classes or series of securities, but only to the extent such differences are consistent in all material respects with any differences between Viacom Class A Common Stock and Viacom Class B Common Stock.

Conversion. So long as there are 5,000 shares of Viacom Class A Common Stock outstanding, each share of Viacom Class A Common Stock is convertible at the option of the holder of such share into one share of Viacom Class B Common Stock.

Liquidation Rights. In the event of a liquidation, dissolution or winding-up of Viacom, all holders of Viacom common stock, regardless of class, are entitled to share ratably in any assets available for distributions to holders of shares of Viacom common stock subject to the preferential rights of any outstanding preferred stock.

Split, Subdivision or Combination. In the event of a split, subdivision or combination of the outstanding shares of Viacom Class A Common Stock or Viacom Class B Common Stock, the outstanding shares of the other class of Viacom common stock will be divided proportionally.

Preemptive Rights. Shares of Viacom Class A Common Stock and Viacom Class B Common Stock do not entitle a holder to any preemptive rights enabling a holder to subscribe for or receive shares of stock of any class or any other securities convertible into shares of stock of any class of Viacom. The Board of Directors possesses the power to issue shares of authorized but unissued Viacom Class A Common Stock and Viacom Class B Common Stock without further stockholder action, subject to the requirements of applicable law and stock exchanges. The number of authorized shares of Viacom Class A Common Stock and Viacom Class B Common Stock could be increased with the approval of the holders of a majority of the outstanding shares of Viacom Class A Common Stock and without any action by the holders of shares of Viacom Class B Common Stock.

Other Rights. Viacom’s amended and restated certificate of incorporation provides that Viacom may prohibit the ownership of, or redeem, shares of its capital stock in order to ensure compliance with, or prevent the applicability of limitations imposed by, the requirements of U.S. laws or regulations applicable to specified types of media companies.

DESCRIPTION OF WARRANTS

The following description sets forth certain general terms of warrants that Viacom may offer. Viacom may issue warrants for the purchase of its debt securities or shares of preferred stock. Warrants may be issued independently or together with any debt securities or shares of preferred stock offered by any prospectus supplement and may be attached to or separate from debt securities or shares of preferred stock. The warrants are to be issued under warrant agreements to be entered into among Viacom and The Bank of New York Mellon, as warrant agent, or such other bank or trust company as is named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of Viacom in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The description set forth below and in any prospectus supplement is not complete and is subject to, and qualified in its entirety by reference to, any warrant agreement pursuant to which warrants may be issued. References to “Viacom” in this description are references to Viacom Inc. and not its consolidated subsidiaries, unless the context otherwise requires.

General

If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

•	the offering price;

•	the currency unit(s) for which warrants may be purchased;

•	the designation, aggregate principal amount, currency unit(s) and terms of debt securities which may be purchased upon such exercise;

•

the designation, number of shares and terms of the preferred stock purchasable upon exercise of the preferred stock warrants and the price at which the shares of preferred stock may be purchased upon such exercise;

•	if applicable, the designation and terms of debt securities or preferred stock with which the warrants are issued and the number of warrants issued with each debt security or share of preferred stock;

•	if applicable, the date on and after which the warrants and the related debt securities or preferred stock will be separately transferable;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered or bearer form;

•	a discussion of any material United States federal income tax and other special considerations, procedures and limitations relating to the warrants; and

•	any other terms of the warrants.

Warrants may be exchanged for new warrants of different denominations. If in registered form, the warrants may be presented for registration of transfer. The warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the various securities purchasable upon the exercise, including the right to receive payments of principal of, any premium on, or any interest on debt securities purchasable upon the exercise or to enforce the covenants in the applicable indenture or to receive payments of dividends, if any, on the preferred stock purchasable upon their exercise or to exercise any applicable right to vote. If Viacom maintains the ability to reduce the exercise price of any preferred stock warrant and the right is triggered, it will comply with federal securities laws, including Rule 13e-4 under the Exchange Act, to the extent applicable.

Exercise of Warrants

Each warrant will entitle the holder to purchase a principal amount of debt securities or a number of shares of preferred stock at the exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to the warrant. Warrants may be exercised at the times that are set forth in the prospectus supplement relating to the warrants. After the close of business on the date on which the warrant expires, or any later date to which Viacom may extend the expiration date, unexercised warrants will become void.

Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement relating thereto, warrants may be exercised by delivery to the warrant agent of the certificate evidencing the warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the debt securities or shares of preferred stock purchasable upon the exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of the payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, Viacom will, as soon as practicable, issue and deliver the debt securities or shares of preferred stock purchasable upon the exercise. If fewer than all of the warrants represented by a certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

Additional Provisions

The exercise price payable and the number of shares of preferred stock purchasable upon the exercise of each preferred stock warrant will be subject to adjustment in specific events, including the issuance of a stock dividend to holders of preferred stock, or a combination, subdivision or reclassification of preferred stock. In lieu of adjusting the number of shares of preferred stock purchasable upon exercise of each stock warrant, Viacom may elect to adjust the number of preferred stock warrants. No adjustment in the number of shares purchasable upon exercise of the preferred stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. Viacom may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of preferred stock warrants, but Viacom will pay the cash value of any fractional shares otherwise issuable. In case of any consolidation, merger, or sale or conveyance of the property of Viacom as an entirety or substantially as an entirety, the holder of each outstanding preferred stock warrant will have the right upon the exercise to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of preferred stock into which the preferred stock warrants were exercisable immediately prior thereto.

No Rights as Shareholders

Holders of preferred stock warrants will not be entitled, by virtue of being the holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of the directors or any other matter, or to exercise any rights whatsoever as its shareholders, with respect to Viacom.

PLAN OF DISTRIBUTION

We, or one or more selling security holders to be identified in a prospectus supplement, may offer and sell the securities in any of three ways (or in any combination): (a) through underwriters or dealers; (b) directly to a limited number of purchasers or to a single purchaser; or (c) through agents. The prospectus supplement will set forth the terms of the offering of such securities, including:

•	the name(s) of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•

the offering price of the securities and the proceeds to us or the selling security holders, as the case may be, and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We or one or more selling security holders may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we or one or more selling security holders pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We or one or more selling security holders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Viacom or one or more selling security holders, as the case may be, at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or one or more selling security holders, as the case may be, pay for soliciting these contracts.

Agents and underwriters may be entitled to indemnification by us and/or any selling security holders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon under United States law for us by Shearman & Sterling LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$1,500,000,000

VIACOM INC.

$400,000,000 2.200% Senior Notes due 2019

$550,000,000 3.875% Senior Notes due 2024

$550,000,000 5.250% Senior Debentures due 2044

PROSPECTUS SUPPLEMENT

March 4, 2014

Joint Book-Running Managers

Deutsche Bank Securities	Morgan Stanley	Wells Fargo Securities

Mizuho Securities	SMBC Nikko

Co-Managers

Lloyds Securities	US Bancorp

The Williams Capital Group, L.P.	BNY Mellon Capital Markets, LLC	Santander Banca IMI